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                           FIRST AMENDMENT TO SUBLEASE

     THIS FIRST AMENDMENT TO SUBLEASE ("Amendment") is made as of this 24th day of January 1997, by and between APPLIED DIGITAL ACCESS, a California corporation ("Sublessor"), and ENOVA CORPORATION, a California corporation ("Sublessee"), with reference to that certain Sublease being entered into by and between Sublessor and Sublessee concurrently herewith and executed by Sublessee on December 9, 1996 ("Sublease"). For the purposes of this Amendment, the term "Sublease" shall mean, collectively, the Sublease and this Amendment and the capitalized terms used herein shall have the meanings ascribed to them in the Sublease unless otherwise indicated. Except as modified as provided herein, the Sublease shall remain in full force and effect. To the extent that there is any conflict between this Amendment and the Sublease, the provisions of this Amendment shall prevail.

     NOW, THEREFORE, in consideration of covenants, terms and conditions herein set forth and for other good, valuable and sufficient consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. MASTER LANDLORD'S OBLIGATIONS. It shall be the obligation of Master Landlord to (i) provide or cause to be provided all services and repairs to be provided by Landlord under the terms of the Master Lease and (ii) to satisfy all obligations and covenants of Master Landlord made in the Master Lease. Sublessee acknowledges that Sublessor's obligation to perform services, provide utilities, make repairs and carry insurance shall be satisfied only to the extent that the Master Landlord under the Master Lease satisfies those same obligations; provided, however, Sublessor, upon written notice by Sublessee, shall diligently attempt to enforce all obligations of Master Landlord under the Master Lease.

     2. LATE PAYMENT CHARGES AND INTEREST. Any payment of rent or other amount from Sublessee to Sublessor under the Sublease which is not paid within 10 (ten) days from the date due shall accrue interest from the date due until the date paid at a rate equal to ten percent (10%) per year; provided, however, that if a court of competent jurisdiction determines the above rate exceeds the highest lawful rate of interest, then at the maximum rate permitted by law. If any installment of rent for the subleased Premises is not paid promptly on the first of the month, or otherwise when due, Sublessee shall pay to Sublessor a late payment charge equal to five percent (5%) of the amount of such delinquent payment of rent, in addition to the installment of rent then owing. This Section 3 shall not relieve Sublessee of Sublessee's obligation to pay any amount owing hereunder at the time and in the manner provided.

     3. USE -- COMPLIANCE WITH LAWS. At its own expense, Sublessee will procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Sublessee's use of the Subleased Premises.

     4. ASSIGNMENT AND SUBLETTING. Sublessee shall not sell, assign, encumber, sublease or otherwise transfer by operation of law or otherwise the subleased Premises or the Sublease without Sublessor's consent, which consent, based upon the short term nature of this Sublease, may be withheld or conditioned by Sublessor in its sole and arbitrary discretion. Any such sale, assignment, encumbrance, sublease or other transfer in violation of the terns of the Sublease shall be void and shall be of no force or effect.

     5. INDEMNITY. Except to the extent caused by the negligence or willful misconduct of the Master Landlord, the "Related Parties" (as defined in Paragraph 22.2 of the Master Lease), and/or Sublessor, Sublessee will indemnify, defend (by counsel reasonably acceptable to Sublessor and which may include in-house attorneys), protect and hold Sublessor harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including attorneys' fees) arising out of or relating to those items referred to in Section 22.2 (a) through (g) of the Master Lease or arising out of or related to any breach or default under the Master Lease caused by the Sublessee's breach or default under the sub-lease.



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     6. BROKERAGE COMMISSION. Each party warrants to the other that there are no brokerage commissions or fees payable in connection with the Sublease except to Colliers Iliff Thorn and Sentre Partners. Each party also agrees that payment of the brokerage commissions will be made by the Sublessor. Each party further agrees to indemnify and hold the other party harmless, from any cost, liability and expense (including attorneys' fees) which the other party may incur as the result of any claim for a fee or commission by any broker or finder claiming through the indemnifying patty in connection with this Sublease.

     7. ATTORNEYS' FEES. In the event either party shall bring any action or proceeding for damages or for an alleged breach of any provision of the Sublease, to recover rents or to enforce, protect or establish any right or remedy under the Sublease, the prevailing party shall be entitled to recover reasonable attorneys' fees and court costs as part of such action or proceeding.

     IN WITNESS WHEREOF, the parties hereto have executed one (1) or more copies of this Sublease, effective as of the last date written below.

"SUBLESSOR"                                   "SUBLESSEE"

APPLIED DIGITAL ACCESS,                    ENOVA CORPORATION,
a California corporation                   a California corporation

/S/ JAMES KEEFE                            /S/ DAVID R. KUZMA
James Keefe, Chief Financial Officer       David R. Kuzma, Senior Vice President




ACCEPTED AND AGREED TO:


"LANDLORD"

SORRENTO TECH ASSOCIATES,
a California limited partnership

      By: Barnes Canyon RPF Realty Corp.
          a Connecticut corporation,
          General Partner

By: /S/ MARK S. KNAPP
          Mark S. Knapp
          Vice Presiden